Cytokinetics, Incorporated:
Christopher S. Keenan
Director, Investor & Media Relations
(650) 624-3000

CYTOKINETICS, INCORPORATED REPORTS FOURTH QUARTER
AND YEAR END 2009 FINANCIAL RESULTS

Company Updates Progress on Programs and
Provides Milestones and Financial Guidance for 2010

SOUTH SAN FRANCISCO, CA, February 3, 2010 – Cytokinetics, Incorporated (Nasdaq: CYTK) reported revenues from research and development collaborations of $1.0 million for the fourth quarter of 2009. The net loss for the fourth quarter was $12.5 million, or $0.21 per basic and diluted share. This compared to a net loss of $10.9 million, or $0.22 per basic and diluted share, for the same period in 2008. As of December 31, 2009, cash, cash equivalents and investments, excluding restricted cash and the put option on the company’s auction rate securities, totaled $112.4 million.

“During the past year, Cytokinetics steadfastly executed on key objectives to advance our research and development programs related to the biology of muscle function.  Our disciplined commitment to novel mechanism therapeutics resulted in the achievement of several important milestones, highlighted by Amgen’s exercise of its option relating to omecamtiv mecarbil, and the initiation of clinical trials for CK-2017357, our first-in-class skeletal muscle troponin activator,” stated Robert I. Blum, President and Chief Executive Officer of Cytokinetics.  “We believe that the encouraging data that has emerged from our cardiac, skeletal and smooth muscle contractility development programs positions Cytokinetics to pursue these promising opportunities in 2010.”

Company Highlights

Muscle Contractility

Omecamtiv mecarbil

•	Cytokinetics and Amgen have been planning an additional clinical trial designed to further assess the pharmacokinetic profile of modified-release and immediate release oral formulations of omecamtiv mecarbil in stable heart failure patients and a clinical trial of omecamtiv mecarbil in patients with renal dysfunction. These trials will be conducted using active pharmaceutical ingredient and drug product manufactured by Amgen.

CK-2071357

•	Cytokinetics continues to dose healthy volunteers in the first part, or Part A, of a two-part, Phase I, first-time-in-humans, ascending, single-dose, double-blind, placebo-controlled clinical trial of CK-2017357. The maximum tolerated dose has not yet been determined; however, doses that produced CK-2017357 blood levels higher than concentrations associated with increased skeletal muscle function in several preclinical models and now in healthy volunteers in Part B of this clinical trial were tolerated by the healthy volunteers in Part A of this study.

•	In early January 2010, Cytokinetics announced positive data from the second part, or Part B of this clinical trial. This trial was designed to evaluate the pharmacodynamic effect of single doses of CK-2017357 that had been tolerated in Part A. The doses administered to the healthy volunteers in Part B produced concentration-dependent, statistically significant increases versus placebo in the force developed by the tibialis anterior, the muscle evaluated in this trial. The doses administered in Part B were well tolerated, and adverse events were categorized as mild in severity.

•	Cytokinetics recently announced data from a second Phase I clinical trial designed to investigate the safety, tolerability and pharmacokinetic profile of CK-2017357 after multiple oral doses to steady state in healthy male volunteers. The trial evaluated doses that produced plasma concentrations in the range associated with pharmacodynamic activity in Part B of the single dose Phase I study. At steady state, both the maximum plasma concentration and the area under the CK-2017357 plasma concentration versus time curve from before dosing until 24 hours after dosing were generally dose proportional. In general, systemic exposure to CK-2017357 in this trial was high and inter-subject variability was low. In addition, these multiple dose regimens of CK-2017357 were well tolerated, and there were no serious adverse events.

Smooth Muscle Inhibitors

•	In November, Cytokinetics presented three abstracts summarizing non-clinical data from its smooth muscle myosin inhibitor program at the 2009 Scientific Sessions of the American Heart Association.

Corporate

•	In December, Cytokinetics announced that it agreed with GlaxoSmithKline (GSK) to terminate their collaboration and license agreement, effective February 28, 2010. As a result, all rights for GSK-923295, an inhibitor of centromere-associated protein E (CENP-E), will revert to Cytokinetics effective February 28, 2010. GSK remains responsible for all activities and costs associated with completing and reporting on the ongoing Phase I clinical trial of GSK-923295 in advanced, refractory solid tumor patients.

•	During the quarter, Cytokinetics appointed L. Patrick Gage, Ph.D. to the company’s Board of Directors.

Financials

Revenues for the fourth quarter of 2009 were $1.0 million, compared to $3.2 million for the same period in 2008. Revenues for the fourth quarter of 2009 and 2008 were primarily derived from the company’s collaboration and option agreement with Amgen. Research and development revenues from Amgen for the fourth quarter of 2009 consisted of reimbursements of $1.0 million in program expenses under the parties’ collaboration and option agreement. License revenues of $3.1 million for the fourth quarter of 2008 were associated with the December 2006 non-exclusive license and technology fee to omecamtiv mecarbil.

Total Research and Development (R&D) expenses in the fourth quarter of 2009 were $9.8 million, compared to $11.5 million for the same period in 2008. The $1.7 million decrease in R&D expenses in the fourth quarter of 2009, compared to the same period in 2008, was primarily due to decreased spending as a result of a year over year shift in the company’s clinical and preclinical programs. This was offset in part by higher personnel-related costs as a result of no employee bonuses being recorded for 2008.

Total General and Administrative (G&A) expenses for the fourth quarter of 2009 were $3.6 million, compared to $2.8 million for the same period in 2008. The $0.8 million increase in G&A expenses in the fourth quarter of 2009, compared to the same period in 2008, was primarily due to increased personnel-related costs as a result of no employee bonuses being recorded for 2008.

Total Interest and other, net income for the fourth quarter of 2009 was $21 thousand, compared to income of $0.3 million for 2008. The $0.3 million decrease in Interest and other, net in 2009, compared to the same period in 2008 was primarily due to lower market interest rates earned on our investments.

The company recorded an income tax provision of $ 0.2 million in the fourth quarter of 2009.

Cytokinetics also reported results of its operations for the twelve months ended December 31, 2009. Revenues for the twelve months ended December 31, 2009 were $81.5 million, compared to revenues of $12.4 million for the same period in 2008. Revenues for 2009 and 2008 were primarily derived from the company’s collaboration and option agreement with Amgen. The revenue for 2009 included a $50.0 million payment from Amgen relating to its exercise of its option for an exclusive worldwide license (excluding Japan) to the company’s cardiac muscle contractility program, including omecamtiv mecarbil, the recognition of deferred revenue of $24.5 million associated with Amgen’s December 2006 non-exclusive license and technology access fee to omecamtiv mecarbil, and the reimbursement of $7.2 million in program expenses under the parties’ collaboration and option agreement.

Total R&D expenses for the twelve months ended December 31, 2009 were $39.8 million, compared to $54.0 million for the same period in 2008. The $14.2 million decrease in R&D expenses in 2009, compared to the same period in 2008, was primarily due to decreased spending as a result of a year over year shift in the company’s clinical and pre-clinical programs, along with lower personnel and laboratory expenses.

Total G&A expenses for the twelve months ended December 31, 2009 were $15.6 million, compared to $15.1 million for the same period in 2008. The $0.5 million increase in G&A expenses in 2009, compared to the same period in 2008, was primarily due to increased personnel-related costs, which were offset in part by lower legal and outside services costs.

Total Interest and other, net expense for the twelve months ended December 31, 2009 was $1.4 million, compared to income of $2.7 million for the same period in 2008. The increase in Interest and other, net expense in 2009, compared to the same period in 2008 was primarily due to the recognition of $1.6 million in non-cash expense related to the fair value of the warrants associated with our May 2009 registered direct financing, along with a decline of $2.6 million in interest income largely due to lower market interest rates earned on our investments.

The income tax provision for the twelve months ended December 31, 2009, was $0.2 million.

The net income for the twelve months ended December 31, 2009, was $24.5 million, or $0.43 and $0.42 per basic and diluted share, respectively compared to a net loss of $56.4 million, or $1.14 per share, for the same period in 2008.

Company Milestones

Cardiac Muscle

Omecamtiv mecarbil

•	The company anticipates that in the first half of 2010, Amgen will initiate a Phase Ib multi-center, open-label, dose-escalating, sequential-cohort pharmacokinetic clinical study of modified-release and immediate-release oral formulations of omecamtiv mecarbil in stable heart failure patients.

•	The company anticipates that in the first half of 2010, Amgen will initiate a Phase Ib multi-center, open-label, single-dose, safety and pharmacokinetic clinical study of a modified-release oral formulation of omecamtiv mecarbil in patients with renal dysfunction.

Skeletal Muscle

CK-2071357

•	Cytokinetics anticipates initiating an Evidence of Effect (EOE) clinical trial of CK-2017357 in patients with amyotrophic lateral sclerosis, also known as ALS or Lou Gehrig’s disease in the first half of 2010.

•	Cytokinetics anticipates initiating an EOE clinical trial of CK-2017357 in patients with claudication in the first half of 2010.

•	Cytokinetics anticipates continuing non-clinical development studies of the backup potential drug candidate in its skeletal muscle troponin activation program throughout 2010.

Smooth Muscle

•	Cytokinetics anticipates continuing non-clinical development studies of its smooth muscle myosin inhibitors throughout 2010.

Financial Guidance for 2010

Cytokinetics also announced its financial guidance for 2010. The company anticipates cash R&D expenses are anticipated to be in the range of $38.0 to $42.0 million, and cash G&A expenses to be in the range of $14.0 to $16.0 million. This financial guidance is on a cash basis and does not include an estimated $6.1 million in non-cash related operating expenses primarily related to stock compensation expense. This guidance does not reflect potential revenue from Amgen or potential collaborations with other partners.

Annual Stockholders’ Meeting

Cytokinetics’ Annual Stockholders’ Meeting will be held at the Embassy Suites Hotel located at 250 Gateway Boulevard in South San Francisco, CA at 10:00 AM on May 20, 2010.

Conference Call and Webcast Information

Members of Cytokinetics’ senior management team will review the company’s fourth quarter and year end results via a webcast and conference call today at 4:30 PM Eastern Time. The webcast can be accessed through the Investor Relations section of the Cytokinetics’ website at www.cytokinetics.com. The live audio of the conference call can also be accessed by telephone by dialing either (866) 999-CYTK (2985) (United States and Canada) or (706) 679-3078 (international) and typing in the passcode 49445890.

An archived replay of the webcast will be available via Cytokinetics’ website until February 17, 2010. The replay will also be available via telephone by dialing (800) 642-1687 (United States and Canada) or (706) 645-9291 (international) and typing in the passcode 49445890 from October 28, 2009 at 5:30 PM Eastern Time until February 17, 2010.

About Cytokinetics

Cytokinetics is a clinical-stage biopharmaceutical company focused on the discovery and development of small molecule therapeutics that modulate muscle function for the potential treatment of serious diseases and medical conditions. Cytokinetics’ lead drug candidate from its cardiac muscle contractility program, omecamtiv mecarbil (formerly CK-1827452), is in Phase II clinical development for the potential treatment of heart failure. Amgen Inc. holds an exclusive license worldwide (excluding Japan) to develop and commercialize omecamtiv mecarbil and related compounds, subject to Cytokinetics’ specified development and commercialization participation rights. Cytokinetics is independently developing CK-2017357, a skeletal muscle activator, as a potential treatment for diseases and conditions associated with aging, muscle wasting or neuromuscular dysfunction. CK-2017357 is in Phase I clinical development. Cytokinetics is also conducting non-clinical development of compounds that inhibit smooth muscle contractility and which may be useful as potential treatments for diseases and conditions such as systemic hypertension, pulmonary arterial hypertension or bronchoconstriction In addition, prior Cytokinetics’ research generated three anti-cancer drug candidates in Phase I clinical development: ispinesib, SB-743921 and GSK-923295; Cytokinetics is seeking a partner for these drug candidates. All of these drug candidates and potential drug candidates have arisen from Cytokinetics’ research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act’s Safe Harbor for forward-looking statements. Examples of such statements include, but are not limited to, statements relating to relating to Cytokinetics’ financial guidance, including expected cash operating expenditures, revenues and R&D and G&A expenses for 2010; Cytokinetics’ and its partners’ research and development activities, including the initiation, conduct, focus, scope and results of development activities (including of clinical trials) for omecamtiv mecarbil, CK-2017357 and Cytokinetics’ other drug candidates and potential drug candidates, including the significance of clinical trial and non-clinical study results and the continuation of non-clinical development; and the properties and potential benefits of Cytokinetics’ drug candidates and potential drug candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, potential difficulties or delays in the development, testing, regulatory approvals for trial commencement, progression or product sale or manufacturing, or production of Cytokinetics’ drug candidates that could slow or prevent clinical development or product approval, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results, patient enrollment for or conduct of clinical trials may be difficult or delayed, Cytokinetics’ drug candidates may have adverse side effects or inadequate therapeutic efficacy, the U.S. Food and Drug Administration or foreign regulatory agencies may delay or limit Cytokinetics’ or its partners’ ability to conduct clinical trials, and Cytokinetics may be unable to obtain or maintain patent or trade secret protection for its intellectual property; Amgen’s decisions with respect to the design, initiation, conduct, timing and continuation of development activities for omecamtiv mecarbil; Cytokinetics may incur unanticipated research and development and other costs or be unable to obtain additional financing necessary to conduct development of its products; Cytokinetics may be unable to enter into future collaboration agreements for its drug candidates and programs on acceptable terms, if at all; standards of care may change, rendering Cytokinetics’ drug candidates obsolete; competitive products or alternative therapies may be developed by others for the treatment of indications Cytokinetics’ drug candidates and potential drug candidates may target; and risks and uncertainties relating to the timing and receipt of payments from its partners, including milestones and royalties on future potential product sales under Cytokinetics’ collaboration agreements with such partners. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

Cytokinetics, Incorporated
Condensed Statement of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Revenues:
Research and development	$1,023	$93	$7,171	$186
License revenues	—	3,058	74,367	12,234

Total revenues	1,023	3,151	81,538	12,420
Operating Expenses:
Research and development	9,822	11,470	39,840	53,950
General and administrative	3,601	2,841	15,626	15,076
Restructuring charges	—	(19)	(23)	2,473

Total operating expenses	13,423	14,292	55,443	71,499
Operating income (loss):	(12,400)	(11,141)	26,095	(59,079)

Interest and other, net	21	285	(1,401)	2,705

Income (loss) before income taxes	(12,379)	(10,856)	24,694	(56,374)
Provision for income taxes	150	—	150	—

Net income (loss)	$(12,529)	$(10,856)	$24,544	$(56,374)

Basic net income (loss) per common share	$(0.21)	$(0.22)	$0.43	$(1.14)
Diluted net income (loss) per common share	$(0.21)	$(0.22)	$0.42	$(1.14)
Shares used in calculating:
Basic net income (loss) per common share	60,886,179	49,490,917	57,390,269	49,391,939
Diluted net income (loss) per common share	60,886,179	49,490,917	57,961,106	49,391,939

Cytokinetics, Incorporated
Condensed Balance Sheet
(in thousands)
(unaudited)

	December 31,	December 31,
	2009	2008
Assets
Cash and cash equivalents	$25,561	$41,819
Short term investments	71,266	15,048
Investment in auction rate securities	15,542	—
Investment put option	2,358	—
Related party receivables	189	261
Other current assets	2,005	1,782

Total current assets	116,921	58,910
Investment in auction rate securities	—	16,636
Investment put option	—	3,389
Property and equipment, net	3,713	5,087
Restricted investments	1,674	2,750
Other assets	291	682

Total assets	$122,599	$87,454

Liabilities and stockholders’ equity
Current liabilities	$20,185	$22,877
Long-term obligations	985	14,811
Stockholders’ equity	101,429	49,766

Total liabilities and stockholders’ equity	$122,599	$87,454